Filed Pursuant to Rule 433

Registration No. 333-283481

February 10, 2026

Cencora, Inc.

$500,000,000 3.950% Senior Notes due 2029

$500,000,000 4.250% Senior Notes due 2030
$500,000,000 4.600% Senior Notes due 2033

$1,000,000,000 4.900% Senior Notes due 2036
$500,000,000 5.650% Senior Notes due 2056

Pricing Term Sheet

	$500,000,000 3.950% Senior Notes due 2029	$500,000,000 4.250% Senior Notes due 2030	$500,000,000 4.600% Senior Notes due 2033	$1,000,000,000 4.900% Senior Notes due 2036	$500,000,000 5.650% Senior Notes due 2056
Issuer:	Cencora, Inc.
Offering Format:	SEC Registered
Trade Date:	February 10, 2026
Settlement Date*:	February 13, 2026 (T+3)
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P.
Morgan Securities LLC BofA Securities, Inc.
Wells Fargo Securities, LLC BNP Paribas Securities Corp.
SG Americas Securities, LLC Morgan Stanley & Co.
LLC PNC Capital Markets LLC U.S.
Bancorp Investments, Inc.	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC BofA Securities, Inc.
Wells Fargo Securities, LLC BNP Paribas Securities Corp.
SG Americas Securities, LLC Morgan Stanley & Co.
LLC PNC Capital Markets LLC U.S.
Bancorp Investments, Inc.	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC BofA Securities, Inc.
Wells Fargo Securities, LLC BNP Paribas Securities Corp.
SG Americas Securities, LLC Scotia Capital (USA) Inc.
TD Securities (USA) LLC Truist Securities, Inc.	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC BofA Securities, Inc.
Wells Fargo Securities, LLC BNP Paribas Securities Corp.
SG Americas Securities, LLC Scotia Capital (USA) Inc.
TD Securities (USA) LLC Truist Securities, Inc.	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC BofA Securities, Inc.
Wells Fargo Securities, LLC BNP Paribas Securities Corp.
SG Americas Securities, LLC Morgan Stanley & Co.
LLC PNC Capital Markets LLC U.S.
Bancorp Investments, Inc.
Senior Co-Managers:	Scotia Capital (USA) Inc. TD Securities (USA) LLC Truist Securities, Inc.	Scotia Capital (USA) Inc. TD Securities (USA) LLC Truist Securities, Inc.	Morgan Stanley & Co. LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc.	Morgan Stanley & Co. LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc.	Scotia Capital (USA) Inc. TD Securities (USA) LLC Truist Securities, Inc.

Co-Managers:	BBVA Securities Inc. FNB America Securities LLC MUFG Securities Americas Inc.	BBVA Securities Inc. FNB America Securities LLC MUFG Securities Americas Inc.	BBVA Securities Inc. FNB America Securities LLC MUFG Securities Americas Inc.	BBVA Securities Inc. FNB America Securities LLC MUFG Securities Americas Inc.	BBVA Securities Inc. FNB America Securities LLC MUFG Securities Americas Inc.
Security Title:	3.950% Senior Notes due 2029	4.250% Senior Notes due 2030	4.600% Senior Notes due 2033	4.900% Senior Notes due 2036	5.650% Senior Notes due 2056
Principal Amount:	$500,000,000	$500,000,000	$500,000,000	$1,000,000,000	$500,000,000
Interest Rate:	3.950%	4.250%	4.600%	4.900%	5.650%
Maturity Date:	February 13, 2029	November 15, 2030	February 13, 2033	February 13, 2036	February 13, 2056
Public Offering Price:	99.880% of the principal amount	99.810% of the principal amount	99.947% of the principal amount	99.664% of the principal amount	99.456% of the principal amount
Yield to Maturity:	3.993%	4.296%	4.609%	4.943%	5.688%
Spread to Benchmark Treasury:	48 basis points	60 basis points	70 basis points	80 basis points	90 basis points
Benchmark Treasury Issue:	3.500% due January 15, 2029	3.750% due January 31, 2031	4.000% due January 31, 2033	4.000% due November 15, 2035	4.750% due August 15, 2055
Benchmark Treasury Price:	99-30 ¾	100-07 ¾	100-17+	98-27+	99-13
Benchmark Treasury Yield:	3.513%	3.696%	3.909%	4.143%	4.788%
Ratings**:	Baa1 (Stable) (Moody’s) / BBB+ (Stable) (S&P) / A- (Stable) (Fitch)
Interest Payment Dates:	February 13 and August 13, beginning August 13, 2026	May 15 and November 15, beginning May 15, 2026	February 13 and August 13, beginning August 13, 2026	February 13 and August 13, beginning August 13, 2026	February 13 and August 13, beginning August 13, 2026

Record Dates:	January 30 and July 30	May 1 and November 1	January 30 and July 30	January 30 and July 30	January 30 and July 30
Optional Redemption:	Make-whole call at T+10 basis points Par call on or after January 13, 2029 (the date that is one month prior to maturity)	Make-whole call at T+10 basis points Par call on or after October 15, 2030 (the date that is one month prior to maturity)	Make-whole call at T+15 basis points Par call on or after December 13, 2032 (the date that is two months prior to maturity)	Make-whole call at T+15 basis points Par call on or after November 13, 2035 (the date that is three months prior to maturity)	Make-whole call at T+15 basis points Par call on or after August 13, 2055 (the date that is six months prior to maturity)
Change of Control Triggering Event Put:	101% of principal amount plus accrued interest to the date of purchase
CUSIP:	03073E BC8	03073E BB0	03073E BD6	03073E BE4	03073E BF1
ISIN:	US03073EBC84	US03073EBB02	US03073EBD67	US03073EBE41	US03073EBF16

*It is expected that delivery of the notes will be made against payment therefor on or about February 13, 2026, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed an automatic shelf registration statement, including a prospectus dated November 26, 2024 (File No. 333-283481), and a preliminary prospectus supplement dated February 10, 2026 with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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